Exhibit 5.16

[Letterhead of Meyer, Unkovic & Scott LLP]

July 2, 2015

Southwood Psychiatric Hospital, LLC 6100 Tower Circle, Suite 1000 Franklin, TN 37067	White Deer Run, Inc. 517 Brook Dr. Lewisburg, PA 17837

White Deer Realty, Ltd. 517 Brook Dr. Lewisburg, PA 17837

Re: Opinion of Special Counsel to Pennsylvania Guarantors

Ladies and Gentlemen:

We have acted as special local counsel in the Commonwealth of Pennsylvania (the “Commonwealth”), to Southwood Psychiatric Hospital, LLC, a Pennsylvania limited liability company (“Southwood”), White Deer Realty, Ltd, a Pennsylvania limited partnership (“White Deer Realty”), and White Deer Run, Inc., a Pennsylvania corporation, (“White Deer Run”, along with Southwood and White Deer Realty, the “Pennsylvania Guarantors”), in connection with the proposed guarantee from each of the Pennsylvania Guarantors, along with the other guarantors under the Indenture (as hereinafter defined) of $375,000,000 in aggregate principal amount of 5.625% Senior Notes due 2023 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about July 2, 2015, under the Securities Act of 1933, as amended (the “Securities Act”). The Exchange Notes and the Guarantees (as hereinafter defined) are to be issued pursuant to an Indenture, dated as of February 11, 2015, among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by the Pennsylvania Guarantors (the “Guarantees”), along with other guarantors under the Indenture.

In connection with issuing this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

1.	A Certificate of Good Standing dated June 18, 2015, issued by the Secretary of the Commonwealth with respect to Southwood;

2.	A Certificate of Good Standing dated June 18, 2015, issued by the Secretary of the Commonwealth with respect to White Deer Realty;

3.	A Certificate of Good Standing dated June 18, 2015, issued by the Secretary of the Commonwealth with respect to White Deer Run;

4.	The certificate of organization and all amendments thereto of Southwood, certified by the Secretary of the Commonwealth on January 9, 2015;

5.	The articles of incorporation and all amendments thereto of White Deer Realty formerly White Deer Realty Acquisition Corp., certified by the Secretary of the Commonwealth on January 9, 2015;

6.	The articles of incorporation and all amendments thereto of White Deer Run, certified by the Secretary of the Commonwealth on January 9, 2015;

7.	The Secretary’s Certificate of the Southwood dated July 2, 2015 and the exhibits attached thereto;

8.	The Secretary’s Certificate of the White Deer Realty dated July 2, 2015 and the exhibits attached thereto;

9.	The Secretary’s Certificate of the White Deer Run dated July 2, 2015 and the exhibits attached thereto;

10.	The Indenture;

11.	The Registration Statement;

12.	The Registration Rights Agreement, dated as of February 11, 2015, among the Company, Pennsylvania Guarantors, the other guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Items 1 through 9 above are collectively referred to as the “Organizational Documents.” Items 10 through 12 above are collectively referred to as the “Securities Documents”. Except as to the documents delineated above, we have not reviewed, and express no opinion as to any other instrument or document referred to in the Organizational Documents or the Securities Documents, and we express no opinion with respect to the Organizational Documents or the Securities Documents except for those expressly set forth below.

In such examination, we have assumed the genuineness of all signatures by each party, the authority of each person or person who executed any document on behalf of another person or entity, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. We have assumed that each of the Organizational Documents and the Securities Documents has not been amended subsequent to its respective date, and that there has been no change in any of the matters set forth in the Secretary’s Certificate of each of the Pennsylvania Guarantors. We express no opinion regarding the enforceability of any of the Securities Documents against any party thereto, including the Pennsylvania Guarantors. As to all questions of fact material to this opinion letter, we have relied upon certificates found in Items 1, 2, 3, 7, 8 and 9 above of officers and representatives of the Pennsylvania Guarantors and the Company and upon the representations and warranties of the Pennsylvania Guarantors and the Company regarding issues of fact contained in the Organizational Documents and the Securities Documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

A.	The Pennsylvania Guarantors are corporations, limited partnerships or limited liability companies, as the case may be, each duly formed, validly existing and in good standing under the laws of the Commonwealth, as evidenced by the Good Standing Certificates listed in Items 1, 2, and 3 above issued by the Commonwealth, for each of the Pennsylvania Guarantors;

B.	The Pennsylvania Guarantors have the power and authority to enter into and perform their obligations under the Indenture and the Guarantee;

C.	The Pennsylvania Guarantors have duly authorized, executed and delivered the Indenture and have duly authorized the Guarantees;

D.	To our knowledge, the execution and delivery of the Indenture and the Guarantees by the Pennsylvania Guarantors and the performance by the Pennsylvania Guarantors of their obligations under the Indenture and the Guarantees do not and will not conflict with or constitute or result in a breach or default under or any violation of their Organizational Documents nor result in any violation of any law of the Commonwealth applicable to the Pennsylvania Guarantors that in our experience is customarily applicable to transactions of the nature contemplated by the Indenture and the Guarantees.

E.	No consent, approval, authorization or order of any Commonwealth court or governmental authority of the Commonwealth was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Pennsylvania Guarantors of the Guarantees.

The opinions expressed herein are limited to the laws of the Commonwealth (other than state blue sky securities and usury laws, as to which we express no opinion). We render no opinion herein whatsoever regarding: (i) the compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under any (A) health or environmental law, (B) antitrust law, (C) federal securities law, (D) taxation law, (E) worker health or safety, subdivision, building code, use and occupancy, zoning, or permitting or land use matter, (F) patent, trademark or copyright law (including, but not limited to, any filings and registrations of any patent, trademark or copyright with any governmental authority), or (G) labor or employment law (including, but not limited to, pension and employee benefit law, rule or regulation); or (ii) the compliance or noncompliance of any real estate, personal property or business operations of the Pennsylvania Guarantors with federal, state or local laws, statutes, ordinances, rules or regulations; or (iii) any law other than those of the Commonwealth now in effect, to the matters set forth herein and as of the date hereof. We assume no obligation revise or supplement the opinions set forth in this letter should any such law be changed by legislative action, judicial decision or otherwise or to reflect any facts or circumstances which may hereafter come to our attention.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein. This opinion letter is not a guaranty and should not be construed or relied on as such.

As used in this letter “knowledge” means, without investigation, analysis, or review of court or other public records or our files or other inquiry to determine the existence or absence of facts, and in addition with respect to this law firm, means the actual current awareness of facts or other information by lawyers in this firm engaged for this matter of factual matters such lawyers recognize as being relevant to this opinion or confirmation so qualified.

Waller Lansden Dortch & Davis, LLP may rely upon this opinion in connection with its opinion addressed to the Company, filed as Exhibit 5.1 to the Registration Statement (as defined below), to the same extent as if it were an addressee hereof . We hereby consent to the use of this letter as an exhibit to the Registration Statement to be filed with the Commission July 2, 2015, under the Securities Act with respect to the Exchange Notes. In giving such consent we express no opinion as to whether we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ Meyer, Unkovic & Scott LLP

Meyer, Unkovic & Scott LLP